Exhibit 99.1

FOR IMMEDIATE RELEASE

August 1, 2012

CONTACT:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Announces the Completion of Acquisitions

of Florida Gulf Bancorp, Inc. and Florida Gulf Bank

Lafayette, Louisiana – IBERIABANK Corporation (NASDAQ: IBKC) (“IBKC”), the holding company for the 125-year-old IBERIABANK (www.iberiabank.com), announced completion of the acquisition of Fort Myers, Florida-based Florida Gulf Bancorp, Inc. (“Florida Gulf”) and its subsidiary bank, Florida Gulf Bank. The acquisition, including the merger of the subsidiary bank with and into IBKC’s subsidiary, IBERIABANK, was completed after the close of business on July 31, 2012.

At June 30, 2012, Florida Gulf had total consolidated assets of $357 million, $240 million in net loans, and $287 million in total deposits. IBERIABANK anticipates the conversion of Florida Gulf Bank’s branch and operating systems to occur by the end of August 2012.

William P. Valenti, President and Chief Executive Officer of Florida Gulf, was named Market President for Lee County for IBERIABANK. Valenti commented, “With this combination, we will continue to focus on delivering best-in-class banking products and the power of personal service to our local clients, with the support of a strong regional bank with superior capital strength.”

“We are delighted to welcome the shareholders, clients and associates of Florida Gulf to our company,” said Daryl G. Byrd, President and Chief Executive Officer of IBKC and IBERIABANK. Byrd continued, “Bill and his executive team have built a solid, high-quality organization in Lee County. The combination of these two great franchises enhances our standing as one of the strongest banks in Southwest Florida.”

Shareholders of Florida Gulf will receive 0.466 share of IBKC common stock per share of Florida Gulf common stock. The stock issuance is valued at approximately $37 million in the aggregate, based on 1.6 million shares of Florida Gulf common stock outstanding and IBKC’s closing stock price of $46.82 per share on July 31, 2012. In addition, approximately $4.1 million in Florida Gulf preferred stock was redeemed by Florida Gulf immediately prior to consummation of the acquisitions.

At June 30, 2012, IBKC had total consolidated assets of $12.1 billion, total shareholders’ equity of $1.5 billion, and a tangible common equity ratio of 9.37%. IBKC’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.”

IBKC, a bank holding company headquartered in Lafayette, Louisiana, has 269 combined offices, including 179 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 22 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 59 locations in 12 states. IBKC also has eight locations with representatives of IBERIA Wealth Advisors in four states, and one office of IBERIA Capital Partners, L.L.C.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of, and accounting for, acquired businesses and assets and assumed liabilities in FDIC-assisted transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in FDIC-assisted acquisitions, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, more stringent capital requirements, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational systems or infrastructure, hurricanes and other adverse weather events, the modest trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website, http://www.sec.gov, and the Company’s website, http://www.iberiabank.com, under the heading “Investor

Information.” All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.